Exhibit 99.1

Vermillion Board of Directors Unanimously Nominates Paul R. Sohmer, M.D. for Company Director

Nominee Brings Extensive Management, Governance and Clinical Diagnostics Experience

AUSTIN, Texas — April 27, 2012 — Vermillion, Inc. (NASDAQ: VRML), a leading molecular diagnostics company, announces that its board of directors has unanimously nominated Paul R. Sohmer, M.D. for election as a director at the upcoming annual meeting of stockholders.

Dr. Sohmer was recommended to serve on the board as an independent investor representative by a Vermillion stockholder with long-term holdings of approximately 5% of the company’s outstanding common stock.

After consideration of Dr. Sohmer’s background and qualifications, the board of directors determined he is an exceptionally qualified candidate. “Paul’s nomination is a perfect fit to our in vitro diagnostic business with his 27 years of experience in public and private growth companies focused on laboratory services, medical devices, and biotechnology,” said James Burns, Vermillion’s chairman.

Dr. Sohmer would bring a broad range of clinical diagnostics leadership experience to the board, having previously provided direction and oversight to numerous public and privately held companies engaged in the development, manufacture, marketing and sale of in vitro diagnostic reagents and instruments, as well as the delivery of hospital-based and esoteric reference laboratory services. He also possesses a wealth of experience developing companies and increasing shareholder value via leveraging the capital markets, developing strategic alternatives, and leading merger and acquisition transactions.

Dr. Sohmer is currently president and CEO of Viracor-IBT Laboratories, Inc., a diagnostic and research laboratory specializing in allergy, immunology and infectious disease testing. Prior to Viracor-IBT, he served as CEO of Orthocon, Inc., a developer, manufacturer and marketer of implantable medical products. He also previously served as interim CEO of Cylex, Inc. and CEO of Pathway Diagnostics Ltd., during which time he also served on the board of RadPharm, Inc. and as chairman of Molecular Biometrics, Inc.

Earlier in his career he served as president and CEO of NASDAQ-listed Neuromedical Systems, Inc., until its acquisition by TriPath Imaging, Inc. a NASDAQ-listed cancer diagnostics company that developed and commercialized molecular diagnostic products for cervical, breast, ovarian and prostate cancers. He served TriPath as its chairman, president and CEO until it was purchased by Becton, Dickinson and Company, a leading global medical technology company.

Prior to Neuromedical Systems, he served as president and CEO of Genetrix, Inc., a genetic testing lab, until the company was acquired by Genzyme Corporation.

Before Genetrix, Dr. Sohmer was president and CEO of Pathology Institute, Inc., where he led the first commercial introduction of polymerase chain reaction for diagnosis of HIV and founded the Chiron Reference Laboratory.

Dr. Sohmer received his B.A. from Northwestern University and M.D. from the Chicago Medical School. He was named the Ernst and Young Carolinas Life Sciences Entrepreneur of the Year in 2005.

If elected, Dr. Sohmer would succeed current board member John F. Hamilton who has not been nominated for re-election at this meeting. “We thank John for his six years of exceptional service to the board,” said Burns, “and we wish him continued success in his other endeavors.”

Dr. Sohmer’s election to the board, along with Vermillion’s other nominee, would maintain the total number of directors on the board at seven, with six serving independently.

For more information regarding the board’s nominees for election at the company’s 2012 annual meeting of shareholders, as well as other matters to be considered at the meeting, please see Vermillion’s preliminary proxy filing with the Securities and Exchange Commission at www.sec.gov.

About Vermillion

Vermillion, Inc. (NASDAQ: VRML) is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has diagnostic programs in oncology, hematology, cardiology and women’s health. Additional information about Vermillion can be found at www.vermillion.com.

Forward-Looking Statements

Certain matters discussed in this press release contain forward-looking statements that involve significant risks and uncertainties, including statements regarding Vermillion’s plans, objectives, expectations and intentions. These forward-looking statements are based on Vermillion’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Vermillion notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that could cause actual results to materially differ include but are not limited to: (1) uncertainty as to Vermillion’s ability to protect and promote its proprietary technology; (2) Vermillion’s lack of a lengthy track record successfully developing and commercializing diagnostic products; (3) uncertainty as to whether Vermillion will be able to obtain any required regulatory approval of its future diagnostic products; (4) uncertainty of the size of market for its existing diagnostic tests or future diagnostic products, including the risk that its products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for its products from third party payors such as private insurance companies and government insurance plans; (5) uncertainty that Vermillion has sufficient cash resources to fully commercialize its tests and continue as a going concern; (6) uncertainty whether the trading in Vermillion’s stock will become significantly less liquid; and (7) other factors that might be described from time to time in Vermillion’s filings with the Securities and Exchange Commission (SEC). All information in this press release is as of the date of this report, and Vermillion expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Vermillion’s expectations or any change in events, conditions or circumstances on which any such statement is based, unless required by law.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.

Investor Relations:

Liolios Group, Inc.

Ron Both

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vrml@liolios.com